Exhibit 99.1

AMENDMENT TO REPLACEMENT CAPITAL COVENANT

Amendment (this “Amendment”), dated as of May 13, 2016, by State Street Corporation, a Massachusetts corporation (together with its successors and assigns, the “Corporation”), to the Replacement Capital Covenant, dated as of April 30, 2007 (the “Replacement Capital Covenant”), entered into by the Corporation in favor of and for the benefit of each Covered Debtholder (as defined in the Replacement Capital Covenant).

Recitals

A. On April 30, 2007, the Corporation entered into the Replacement Capital Covenant in connection with the issuance of $800,010,000 aggregate principal amount of its Floating Rate Junior Subordinated Debentures to State Street Capital Trust IV, a Delaware statutory trust (the “Trust”), and the issuance by the Trust of $800,000,000 aggregate liquidation amount of its Floating Rate Capital Securities.

B. Pursuant to Section 4(b) of the Replacement Capital Covenant, the Corporation may amend the Replacement Capital Covenant without the consent of the Holders of the then-effective series of Covered Debt if such amendment is not adverse to the Holders of the then-effective series of Covered Debt and an officer of the Corporation delivers to such Holders a written certificate to that effect.

C. The intent and effect of this Amendment is to broaden the definition of Eligible Debt and permit the Corporation to designate any one of the series of Eligible Debt to become Covered Debt on and after a Redesignation Date.

NOW, THEREFORE, the Corporation hereby amends the Replacement Capital Covenant as set forth in this Amendment.

SECTION 1. Definitions.

(a) Capitalized terms used herein (including in the Recitals) and not otherwise amended or defined herein shall have the respective meanings set forth in the Replacement Capital Covenant.

(b) The definitions of the terms “Eligible Debt,” “Eligible Senior Debt” and “Eligible Subordinated Debt” as set forth in Schedule I to the Replacement Capital Covenant are hereby deleted and replaced in their entirety with the following definition:

““Eligible Debt” means, at any time in respect of any issuer, each series of the issuer’s then-outstanding long-term indebtedness for money borrowed that (a) upon a bankruptcy, liquidation, dissolution or winding up of the issuer, ranks senior to the Debentures, (b) has an outstanding aggregate principal amount of not less than $100,000,000, (c) was issued through or with the assistance of a commercial or investment banking firm or firms acting as underwriters, initial purchasers or placement or distribution agents and (d) if issued by a Depository

Institution Subsidiary, is fully and unconditionally guaranteed by the Corporation (whether on a senior or subordinated basis). For purposes of this definition as applied to securities with a CUSIP number, each issuance of long-term indebtedness for money borrowed that has (or, if such indebtedness is held by a trust or other intermediate entity established directly or indirectly by the issuer, the securities of such intermediate entity that have) a separate CUSIP number shall be deemed to be a series of the issuer’s long-term indebtedness for money borrowed that is separate from each other series of such indebtedness.”

(c) The definition of the term “Largest Depository Institution Subsidiary” as set forth in Schedule I to the Replacement Capital Covenant is hereby deleted in its entirety.

(d) The definition of the term “Redesignation Date” as set forth in Schedule I to the Replacement Capital Covenant is hereby deleted and replaced in its entirety with the following definition:

““Redesignation Date” means, as to the Covered Debt in effect at any time, the earlier of (a) the date that is two years prior to the final maturity date of such Covered Debt and (b) if the Corporation elects to redeem, or the Corporation or a Subsidiary of the Corporation elects to repurchase, such Covered Debt either in whole or in part with the consequence that after giving effect to such redemption or repurchase the outstanding principal amount of such Covered Debt is less than $100,000,000, the applicable redemption or repurchase date.”

SECTION 2. Redesignation of Covered Debt.

Section 3(b) of the Replacement Capital Covenant is hereby deleted and replaced in its entirety with the following:

“(b) On or during the 30-day period immediately preceding any Redesignation Date with respect to the Covered Debt then in effect, the Corporation shall identify the series of Eligible Debt that will become the Covered Debt on and after such Redesignation Date in accordance with the following procedures:

(i) the Corporation shall identify each series of its and its Depository Institution Subsidiaries’ then outstanding long-term indebtedness for money borrowed that is Eligible Debt;

(ii) the Corporation shall designate one of such series to be the series of Eligible Debt that will become the Covered Debt on and after such Redesignation Date;

(iii) the series of outstanding long-term indebtedness for money borrowed that is determined to be Covered Debt pursuant to clause (ii) above shall be the Covered Debt for purposes of this Replacement Capital Covenant for the period commencing on the related Redesignation Date and continuing to but not including the Redesignation Date as of which a new series of outstanding long-term indebtedness is next determined to be the Covered Debt pursuant to the procedures set forth in this Section 3(b); and

(iv) in connection with such identification of a new series of Covered Debt, the Corporation shall, as provided for in Section 3(c), give a notice and file with the Commission a current report on Form 8-K including or incorporating by reference this Replacement Capital Covenant as an exhibit within the time frame provided for in such section.”

SECTION 3. Amendment of Section 4(a) of the Replacement Capital Covenant.

Clause (ii) of Section 4(a) of the Replacement Capital Covenant is hereby deleted and replaced in its entirety with the following:

“(ii) the date on which neither the Corporation nor any of its Depository Institution Subsidiaries has any series of outstanding Eligible Debt”

SECTION 4. Miscellaneous.

(a) Except as expressly amended hereby, all of the provisions of the Replacement Capital Covenant continue in full force and effect.

(b) This Amendment shall be governed and construed in accordance with the laws of the State of New York.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Amendment to Replacement Capital Covenant to be executed by its duly authorized officer, as of the day and year first above written.

STATE STREET CORPORATION

By:	/s/ Tracy Atkinson
Name:	Tracy Atkinson
Title:	Executive Vice President and Treasurer

[Signature Page to Amendment to Replacement Capital Covenant]